Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Neuralstem, Inc. on Forms S-3 (Nos. 333-142451, 333-150574, 333-153387, and 333-157079) and on Form S-8 (No. 333-152801) of our report dated March 30, 2010 with respect to the audit of the balance sheets of Neuralstem, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, which appears in the Annual Report on Form 10-K of Neuralstem, Inc. for the year ended December 31, 2009.

s/s Stegman & Company

Baltimore, Maryland
March 30, 2010